Exhibit (j)(4)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” and to the use of our reports dated February 10, 2006 on Goldman Sachs Structured Tax-Managed Equity Fund (formerly Goldman Sachs CORE Tax-Managed Equity Fund), Goldman Sachs Tollkeeper Fund and Goldman Sachs Real Estate Securities Fund (three of the funds comprising the Goldman Sachs Trust), which are incorporated by reference in this Registration Statement (Form N-1A 33-17619 and 811-5349) of Goldman Sachs Trust.

/s/ERNST & YOUNG LLP
New York, New York
April 27, 2006